LightPath Technologies Announces Board Changes

Veteran Technology Investor Dr. Xudong Zhu Joins Board of Directors; Craig Dunham, Experienced Photonics Executive, Consults With Board

ORLANDO, FL -- (Marketwired - February 04, 2015) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, today announced it has appointed Dr. Xudong Zhu to its Board of Directors, effective April 28, 2015. A veteran technology investor, Dr. Zhu will also serve on LightPath's finance committee. Dr. Zhu will fill the board seat vacated by Mr. Gary Silverman, who passed away in November 2013. With the addition of Dr. Zhu, the Company's Board will have seven directors, six of whom are independent as defined by the NASDAQ Listing Rules.

Dr. Xudong Zhu is President of Shanghai Pudong Science and Technology Investment Co., Ltd. ("Pudong"), which is a Shanghai-based investment management company with a leading professional management team, diversified business lines, strong financial position and rich strategic resources. Pudong beneficially owns 14.9% of the Company's outstanding shares of common stock, which includes 930,790 shares we issued in a private placement on January 20, 2015 to its subsidiary, Pudong Science & Technology Investment (Cayman) Co., Ltd. The balance was acquired through open market purchases as originally disclosed in a Schedule 13G filed with the Securities and Exchange Commission on August 15, 2013, and amended on February 14, 2014 and January 27, 2015.

Bob Ripp, Chairman of LightPath's Board of Directors, stated; "I am pleased that Dr. Zhu will join our Board. LightPath is strategically positioned to accelerate sales growth and improve financial returns and cash flow generation. I am impressed with Dr. Zhu's experience and knowledge of market opportunities, and believe he will be very beneficial in discussions to implement actions to achieve enhanced results, especially given that we believe our largest growth opportunities are in China."

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "We are delighted to welcome Dr. Zhu to our Board of Directors. His appointment underscores his commitment to the Company after leading Pudong to successive investments to accumulate almost 15% of our stock. Dr. Zhu is a respected business leader in China with significant experience as a technology investor. With LightPath's significant manufacturing and marketing operations in China, Dr. Zhu's knowledge and expertise will be invaluable to LightPath as it pursues its growth and strategic plans."

The appointment of Dr. Zhu to the Board follows other actions by LightPath to bring additional expertise and experience to the Board in the areas of acquisitions and other strategic growth initiatives. LightPath has previously engaged Mr. Craig Dunham as a consultant to the Board. In his role as the former CEO of Dynasil Corporation, Mr. Dunham led the company in growing its revenue from $2 million to $43 million over a 6-year period. Mr. Dunham also has significant optical business experience. While at Dynasil Corporation and Corning Incorporated, Mr. Dunham led or was a key member of the teams that completed eight successful photonics acquisitions, demonstrating his successful track record in executing and integrating acquisitions."

Mr. Gaynor stated, "We are pleased to have Craig Dunham continue to serve as a consultant to our Board so we can continue to benefit from his experience in optics and M&A transactions. As LightPath's CEO, I am fortunate to have direct access to people of this caliber and believe they strengthen an already strong Board."

About LightPath Technologies:
LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Jim Gaynor
President & CEO
jgaynor@lightpath.com
407-382-4003 x377

Investor Contact:
Jordan Darrow
Darrow Associates, Inc.
jdarrow@darrowir.com
631-367-1866